Exhibit 10.3
FIRST AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT
First Amendment to Revolving Credit and Security Agreement, executed the 9th day of May, 2011, to be effective as of March 31, 2011 (the “Effective Date”), by and among Pac-Van, Inc., an Indiana corporation (“Pac-Van”), GFN North America Corp., a Delaware corporation (“GFN”), the financial institutions party hereto (collectively, the “Lenders” and individually a Lender”), and PNC Bank, National Association (“PNC”), as administrative and collateral agent for the Lenders (PNC, in such capacity, the “Agent”) (the “First Amendment”).
W I T N E S S E T H:
WHEREAS, Pac-Van and the other Borrowers party thereto, GFN and the other Guarantors party thereto, the Lenders party thereto, Pac-Van Asset Trust, a Delaware statutory trust formed under the Delaware Statutory Trust Act and the Agent entered into that certain Revolving Credit and Security Agreement, dated July 16, 2010 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders agreed to extend credit to the Borrowers; and
WHEREAS, the Loan Parties desire to amend certain provisions of the Credit Agreement and the Agent and the Lenders desire to permit such amendments pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.
2. Section 1.2 of the Credit Agreement is hereby amended by adding the following definitions thereto in their appropriate alphabetical order:
“Equity Infusion” shall have the meaning set forth in Section 6.12 hereof.
“First Amendment Closing Date” shall mean May  _____  , 2011.
3. Section 6.5(b) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(b) Leverage Ratio. Maintain a ratio of Senior Funded Debt to EBITDA of not greater than (i) 5.75 to 1.00 calculated as of the last day of the fiscal quarter ending September 30, 2010 and as of the last day of each fiscal quarter thereafter (other than the fiscal quarter ending March 31, 2011) through the fiscal quarter ending September 30, 2011 for the period equal to the four (4)

consecutive fiscal quarters then ending, (ii) 5.50 to 1.00 calculated as of the last day of the fiscal quarter ending December 31, 2011 and as of the last day of each fiscal quarter thereafter through the fiscal quarter ending June 30, 2012 for the period equal to the four (4) consecutive fiscal quarters then ending, and (iii) 5.25 to 1.00 calculated as of the last day of the fiscal quarter ending September 30, 2012 and as of the last day of each fiscal quarter thereafter for the period equal to the four (4) consecutive fiscal quarters then ending. Solely for purposes of the calculation of Senior Funded Debt to EBITDA as of June 30, 2011 for the period equal to the four (4) consecutive fiscal quarters then ending, “Senior Funded Debt” shall be reduced by the amount of the Equity Infusion.
4. Article VI (Affirmative Covenants) of the Credit Agreement is hereby amended to add the following new Section 6.12 immediately after Section 6.11:
6.12 Equity Infusion.
After the First Amendment Closing Date and no later than July 31, 2011, provide evidence to Agent of (i) a cash equity infusion made during such time period from investors acceptable to Agent of not less than Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate in GFN and (ii) the contribution by GFN of such cash equity to Pac-Van, in each case in form and substance satisfactory to Agent (the aggregate amount of such cash equity infusion made and contributed in accordance with this Section 6.12 is referred to herein as the “Equity Infusion”).
5. Schedules 4.5, 4.15(h), 4.19, 5.2(a), and 5.8(b) to the Credit Agreement are hereby deleted in their entirety and in their stead are inserted the Schedules attached hereto as Exhibit A.
6. The provisions of Sections 2 through 5 and Section 8 of this First Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:
(a)	this First Amendment, duly executed by the Loan Parties, the Required Lenders and the Agent;

(b)	the documents and conditions listed in the Preliminary Closing Agenda set forth on Exhibit B, attached hereto and made a part hereof;

(c)
payment of the Amendment Fee (as defined below) and all other fees and expenses owed to the Agent and its counsel (i) for post-closing matters in connection with the Credit Agreement and (ii) in connection with this First Amendment; and

(d)	such other documents as may be reasonably requested by the Agent or its counsel.

7. The Loan Parties agree to pay, in immediately available funds, a nonrefundable amendment fee in the amount of Eighty-Five Thousand and 00/100 Dollars ($85,000.00) (the “Amendment Fee”), due and payable to the Agent for the ratable benefit of the Lenders on or prior to the date of this First Amendment.
8. Pursuant to Section 4.5(a) of the Credit Agreement, the Loan Parties agreed, among other things, not to remove any Equipment or Inventory from a location set forth on Schedule 4.5 of the Credit Agreement (as such schedule existed prior to the date of this First Amendment, the “Existing Schedule 4.5”) without the prior written consent of the Agent, with certain exceptions. The Loan Parties have informed the Agent that in connection with entering into new leases, as more specifically identified on the updated Schedule 4.5 attached to this First Amendment (the “New Schedule 4.5”), the Loan Parties removed Equipment and/or Inventory from locations set forth on Schedule 4.5 and transferred such Equipment and/or Inventory to such new leased locations, in contravention of Section 4.5(a) of the Credit Agreement. As a result of the foregoing, an Event of Default has occurred under Section 10.5 of the Credit Agreement.
Pursuant to Section 9.11 of the Credit Agreement, the Loan Parties agreed, among other things, to furnish to the Agent at least fifteen (15) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business. The Loan Parties have informed the Agent that as a result of opening new offices and closing existing offices, as more specifically identified on the New Schedule 4.5, and failing to notify the Agent of the opening and closing of such offices, as applicable, the Loan Parties acted in contravention of Section 9.11 of the Credit Agreement. As a result of the foregoing, an Event of Default has occurred under Section 10.5 of the Credit Agreement.
Pursuant to Section 8 of the Individual Guarantor Pledge and Security Agreement, the Individual Guarantors agreed, among other things, not to create or permit to exist any Lien upon or with respect to any of the Collateral (as defined in the Individual Guarantor Pledge and Security Agreement), except for the security interest granted under the Individual Guarantor Pledge and Security Agreement. The Loan Parties have informed the Agent that as a result of a federal tax lien in the amount of Two Million Four Hundred Forty One Thousand Eighty Two and 65/100 Dollars ($2,441,082.65) filed against RFV and LDV, the Individual Guarantors permitted a Lien upon the Collateral (as defined in the Individual Guarantor Pledge and Security Agreement) in contravention of Section 8 of the Individual Guarantor Pledge and Security Agreement. As a result of the foregoing, an Event of Default has occurred under Sections 10.11 and 10.14 of the Credit Agreement.
Notwithstanding the foregoing, the Loan Parties have requested that the Agent and the Lenders waive the Events of Default that have occurred under the Credit Agreement as a result of the violations described in this Section 8. Please be advised that the Agent and the Lenders hereby waive the Events of Default described in this Section 8.

9. The Loan Parties hereby reconfirm and reaffirm all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement or as set forth in this First Amendment and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.
10. The Loan Parties acknowledge and agree that each and every document, instrument or agreement which at any time has secured payment of the Obligations including, but not limited to, the Credit Agreement, each Pledge Agreement, the IP Security Agreement, each Deposit Account Control Agreement, the Individual Guarantor Pledge and Security Agreement and the Individual Guarantor Account Control Agreement continue to secure prompt payment when due of the Obligations.
11. The Loan Parties hereby represent and warrant to the Lenders and the Agent that (i) the Loan Parties have the legal power and authority to execute and deliver this First Amendment; (ii) the officers of the Loan Parties executing this First Amendment have been duly authorized to execute and deliver the same and bind the Loan Parties with respect to the provisions hereof; (iii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Loan Parties or any law applicable to the Loan Parties or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Loan Parties and (iv) this First Amendment, the Credit Agreement and the documents executed or to be executed by the Loan Parties in connection herewith or therewith constitute valid and binding obligations of the Loan Parties in every respect, enforceable in accordance with their respective terms.
12. The Loan Parties represent and warrant that (i) other than the Events of Default described in Section 8 of this First Amendment, no Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this First Amendment or the performance or observance of any provision hereof; and (ii) they presently have no claims or actions of any kind at law or in equity against the Lenders or the Agent arising out of or in any way relating to the Credit Agreement or the Other Documents.
13. Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.
14. The agreements contained in this First Amendment are limited to the specific agreements contained herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the Other Documents shall remain in full force and effect. This First Amendment amends the Credit Agreement and is not a novation thereof.
15. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

16. This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York applied to contracts to be performed wholly within the State of New York. The Loan Parties hereby consent to the jurisdiction and venue of any federal or state court located in the County of New York, State of New York with respect to any suit arising out of or mentioning this First Amendment.
[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this First Amendment to be duly executed by their duly authorized officers on the day and year first above written, to be effective as of the Effective Date.

BORROWER:

PAC-VAN, INC.

By:	/s/ Christopher A. Wilson

Name:	Christopher A. Wilson

Title:	Secretary

GUARANTOR:

GFN NORTH AMERICA CORP.

By:	/s/ Charles E. Barrantes

Name:	Charles E. Barrantes

Title:	Executive Vice President and Chief Financial Officer

Acknowledged and consented to on May 9, 2011:
/s/ Ronald F. Valenta
Ronald F. Valenta
/s/ Lydia D. Valenta
Lydia D. Valenta

AGENT AND LENDERS: PNC BANK, NATIONAL ASSOCIATION, as Agent and as a Lender
By:	/s/ Todd Milenius
	Name:	Todd Milenius
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ James A. Stehlik
	Name:	James A. Stehlik
	Title:	Vice President

UNION BANK, N.A., as a Lender
By:	/s/ Erik Siegfried
	Name:	Erik Siegfried
	Title:	Vice President

EXHIBIT A
UPDATED SCHEDULES
[see attached]

EXHIBIT B
PRELIMINARY CLOSING AGENDA
[see attached]